                                                                    EXHIBIT 4(d)

                      ML LIFE INSURANCE COMPANY OF NEW YORK

                         PREMIUM-BASED BONUS ENDORSEMENT

This Endorsement is part of the Contract to which it is attached ("the Base Contract") and is subject to all the terms and conditions of the Base Contract. This Endorsement amends the Base Contract as specified below. The provisions of this Endorsement control over any contrary provisions of the Base Contract.

The Effective Date for this Endorsement is shown on the Premium-Based Bonus Endorsement page of the Contract Schedule ("Bonus Endorsement Schedule").

1. The following are added to the DEFINITIONS Section of the Base Contract:

      TOTAL ACCOUNT VALUE: The Account Value plus the value of Your interest in any other accounts that may be included by Rider or Endorsement.

      BONUS AMOUNT: The amount attributable to each Premium You pay which We add to Your Contract Value.

      BONUS AMOUNT SUBJECT TO RECAPTURE: The amount applicable to each Bonus Amount which We can deduct from the Total Account Value upon the occurrence of any of the recapture events described under Recapture Events And Amount on the Bonus Endorsement Schedule. How each Bonus Amount Subject To Recapture is determined is described on the Bonus Endorsement Schedule.

      RECAPTURE PERIOD: The period following each Premium payment during which any Bonus Amount attributable to that Premium payment is subject to recapture by the Company. The Recapture Period is shown on the Bonus Endorsement Schedule.

2. The definition of "Contract Value" is amended to read as follows:

      CONTRACT VALUE: The total value of Your interest in this Contract as of the end of a Valuation Period. It is equal to the Total Account Value less the sum of each Bonus Amount Subject To Recapture.

3. SECTION 2. PREMIUMS of the Base Contract is amended by addition of the following provision:

      2.4 BONUS AMOUNT: The Current and Minimum Bonus Percentages, how each Bonus Amount is determined and when and how it is credited to Your Contract Value are described on the Bonus Endorsement Schedule. The Current Bonus Percentages may change, but they will never be less than the Minimum Bonus Percentages shown on the Bonus Endorsement Schedule.

            If any of the recapture events occurs during a Recapture Period, all or a portion of each Bonus Amount Subject To Recapture may be deducted from the Total Account Value. How We determine the amount deducted, and when and how such amount is deducted are described under Recapture Events And Amount on the Bonus Endorsement Schedule.

                                ML LIFE INSURANCE COMPANY OF NEW YORK

                                /s/ Lori M. Salvo

                                        By: ____________________________________
                                                         Secretary

                                                      Contract Number: 999999999

BONUS ENDORSEMENT SCHEDULE

EFFECTIVE DATE:                             [January 17, 2005]

BONUS AMOUNT:

            Each Premium You pay is allocated to the Bonus Tiers shown below based on the amount of cumulative Premium You pay. Each Bonus Tier amount is the amount of the Premium You pay allocated to that tier multiplied by the Current Bonus Percentage associated with that tier. The Bonus Amount attributable to the Premiums You pay is the sum of these Bonus Tier amounts.

                        Cumulative                       Current                       Minimum
Bonus                     Premium                         Bonus                         Bonus
Tier                      Payments                      Percentage                    Percentage
----                  ---------------                   ----------                    ----------
 1                    First $125,000                      [4.5%]                         3.0%
 2                    Next $375,000                       [4.5%]                         3.5%
 3                    Next $500,000                       [5.5%]                         4.0%
 4                    Over $1,000,000                     [5.5%]                         4.5%

            Current Bonus Percentages may differ for classes of contracts based on when the contracts are issued and when Premiums are received for such contracts.

            We add the Bonus Amount attributable to Your Initial Premium to Your Contract Value on the Contract Date, and the Bonus Amount attributable to any Additional Premium You pay to Your Contract Value at the end of the Valuation Period during which the Additional Premium is received and accepted at Our Service Center.

BONUS AMOUNT ALLOCATION:

            Bonus Amounts will be allocated to each subaccount according to the allocation for the associated Premium.

BONUS AMOUNT SUBJECT TO RECAPTURE:

            For each Premium You pay, the Bonus Amount Subject To Recapture is equal to the applicable Bonus Recapture Percentage multiplied by (a) minus (b) where:

                  (a)   is the Bonus Amount attributable to that Premium; and

                  (b) is the sum of: each previously recaptured Bonus Amount divided by the Bonus Recapture Percentage on the date such Bonus Amount was recaptured.

RECAPTURE PERIOD:

            Each Bonus Amount not previously recaptured will be subject to recapture according to the following schedule:

Number of Complete           Bonus
Years Since the            Recapture
Premium Payment            Percentage
       0                      100%
       1                       65%
       2                       30%
       3+                       0%

                                                      Contract Number: 999999999


BONUS ENDORSEMENT SCHEDULE (CONTINUED)

            However, each Bonus Amount Subject To Recapture will no longer be subject to recapture upon the death of the Owner (first Owner to die if the Contract has Co-owners), provided such death occurs at least 6 months after the date the associated Premium payment is received and accepted at Our Service Center.

            Furthermore, each Bonus Amount Subject To Recapture will no longer be subject to recapture as of the Spousal Continuation Date.

RECAPTURE EVENTS AND AMOUNT:

            The sum of each Bonus Amount Subject To Recapture will be deducted from the Total Account Value upon the occurrence of any of the following:

                  (1) receipt of Due Proof of Death (unless from an Eligible Spousal Beneficiary who continues the Base Contract and qualifies for continuation of this Rider); or

                  (2) termination of the Base Contract under the RIGHT TO REVIEW CONTRACT provision; or

                  (3)   payment of the entire Surrender Value.

            At the time of any partial withdrawal, all or a portion of any Bonus Amount Subject To Recapture will be deducted from the Total Account Value at the end of the Valuation Period during which we receive all of the information necessary to process the withdrawal. Bonus Amounts will be recaptured on a "First-In, First Out" (FIFO) basis. The amount recaptured is based on the ratio of the associated Premium withdrawn to the total amount of that Premium remaining in the Contract immediately prior to the withdrawal.

            Each recaptured Bonus Amount will be deducted from each subaccount in the ratio of Your interest in each subaccount to your Account Value before the withdrawal.